Busey®

100 W. UNIVERSITY AVE.
CHAMPAIGN, IL 61820

WWW.BUSEY.COM

July 24, 2018
First Busey Announces 2018 Second Quarter Earnings

Champaign, IL – (Nasdaq: BUSE)

Message from our President & CEO

Positive advances in the second quarter of 2018 from the comparable quarter of the prior year:

● End of quarter total assets of $7.776 billion, an increase of 40.6%
● Net income of $24.9 million, an increase of 50.9%, and adjusted net income[1] of $25.6 million, an increase of 53.4%
● Earnings per share of $0.51 per diluted common share and adjusted earnings of $0.52 per diluted common share
● Net interest income of $60.4 million, an increase of 42.5%
● End of period portfolio loans at $5.555 billion, an increase of 41.7%
● End of period non-interest bearing deposits at $1.497 billion, an increase of 35.4%

First Busey Corporation's (the "Company") net income for the second quarter of 2018 was $24.9 million, or $0.51 per diluted common share compared to net income of $21.9 million, or $0.45 per diluted common share, for the first quarter of 2018 and net income of $16.5 million, or $0.43 per diluted common share, for the second quarter of 2017.  Adjusted net income1 for the second quarter of 2018 was $25.6 million, or $0.52 per diluted common share compared to $24.9 million, or $0.51 per diluted common share, for the first quarter of 2018 and $16.7 million, or $0.43 per diluted common share, for the second quarter of 2017.

Year-to-date net income through June 30, 2018 was $46.8 million, or $0.95 per diluted common share, compared to net income of $31.6 million, or $0.82 per diluted common share, for the comparable period of 2017. Year-to-date adjusted net income1 for the first six months of 2018 was $50.5 million, or $1.03 per diluted common share, compared to $32.5 million or $0.84 per diluted common share for 2017.  The results were favorably impacted by the acquisition of First Community Financial Partners, Inc., the holding company of First Community Financial Bank ("First Community"), since the closing of the transaction on July 2, 2017, and Mid Illinois Bancorp, Inc., the holding company of South Side Trust & Savings Bank of Peoria ("South Side"), since the closing of the transaction on October 1, 2017.

For the second quarter of 2018, return on average assets and return on average tangible common equity were 1.30% and 15.59%, respectively, on a basis in accordance with accounting principles generally accepted in the United States of America ("GAAP").  Based on adjusted net income1, return on average assets was 1.34% and return on average tangible common equity was 16.04% for the same period.

For the six months ended June 30, 2018, return on average assets was 1.23%, an increase from 1.20% for the same period of 2017.  Based on adjusted net income1, return on average assets for the first six months of 2018 was 1.33% compared to 1.23% for the comparable period of 2017. Return on average tangible common equity was 14.90% for the first six months of 2018 compared to 13.30% for the same period of 2017.  Return on average tangible common equity based on adjusted net income1 was 16.08% for the first half of 2018 compared to 13.65% for the first half of 2017.

The Company views certain non-operating items including, but not limited to, acquisition-related and restructuring charges, as adjustments to net income.  Non-operating adjustments for the second quarter of 2018 were expenses related to acquisitions, including $0.8 million in fixed asset impairments and $0.1 million of data processing conversion and other acquisition-related expenses. The reconciliation of non-GAAP measures (including adjusted net income, adjusted efficiency ratio, adjusted return on average assets, return on average tangible common equity, tangible book value and tangible book value per share), which the Company believes facilitates the assessment of its banking operations and peer comparability, is included in tabular form at the end of this release.

1 Adjusted net income, a Non-GAAP financial measure. See "Non-GAAP Financial Information" below for reconciliation

Overall, we are pleased with our underlying operating performance in the second quarter. Second quarter 2018 net income of $24.9 million, driven by revenue of $83.0 million, was a 13.4% increase over net income of $21.9 million in the first quarter of 2018. We continue to generate strong non-interest revenue at 27.3% of total revenue in the second quarter of 2018. Our net interest margin, adjusted for accretion and amortization, was 3.34% in the second quarter of 2018 compared to 3.32% for the first quarter of 2018. Further, we are realizing the efficiency of our recently completed acquisitions of First Community and South Side, as our efficiency ratio in the second quarter of 2018 decreased to 54.70% compared to 59.66% in the first quarter of 2018. On an adjusted basis1, our efficiency ratio decreased to 53.56% in the second quarter of 2018 compared to 55.41% in the first quarter of 2018.

On a linked quarter basis our balance sheet growth was flat. While our second quarter loan production was strong, it was offset by higher than projected payoffs. Total loans as of June 30, 2018 were $5.555 billion compared to $5.531 billion as of March 31, 2018. We remain committed to our focus on quality balance sheet growth and our credit metrics remain solid. Non-performing loans decreased to 0.47% of total portfolio loans as of June 30, 2018 compared to 0.61% as of March 31, 2018.

We are pleased to announce that we received a first-of-its-kind recognition of regional banks. Forbes and Statista have named the Company among the 2018 Best-In-State Banks based solely on customer opinions. For the third consecutive year, the Company was honored to be named among the Best Places to Work in Illinois by the Daily Herald Business Ledger and Best Companies Group, and for the first time, in Missouri the Company received the 2018 Top Workplaces award by the St. Louis Post-Dispatch. In addition, the Company was named among the Best Companies to Work For in Florida by Florida Trend and Best Companies Group. Busey also received the Centennial Club award in June 2018 from the Illinois Bankers Association, which recognizes financial institutions statewide that have reached and surpassed their 100th anniversary.

Busey takes pride in its culture and its commitment to the communities we serve. As we acknowledge our continued success and the positive forward momentum of the Company, we are grateful to you for allowing us the opportunity to serve you and your community.

/s/ Van A. Dukeman
President & Chief Executive Officer
First Busey Corporation

SELECTED FINANCIAL HIGHLIGHTS[1]
(dollars in thousands, except per share data)

	As of and for the				As of and for the
	Three Months Ended				Six Months Ended
	June 30,	March 31,	December 31,	June 30,	June 30,	June 30,
	2018	2018	2017	2017	2018	2017
EARNINGS & PER SHARE DATA
Net income	$24,862	$21,917	$12,293	$16,479	$46,779	$31,649
Revenue[2]	83,014	82,243	86,607	62,432	165,257	123,602
Diluted earnings per share	0.51	0.45	0.25	0.43	0.95	0.82
Cash dividends paid per share	0.20	0.20	0.18	0.18	0.40	0.36

Net income by operating segment
Banking	$24,904	$21,845	$16,158	$15,855	$46,749	$30,604
Remittance Processing	986	953	440	508	1,939	1,062
Wealth Management	2,288	2,764	1,469	1,675	5,052	3,523

AVERAGE BALANCES
Cash and cash equivalents	$218,239	$227,055	$256,626	$258,521	$222,623	$215,342
Investment securities	1,308,203	1,310,902	1,223,103	811,264	1,309,545	810,759
Loans held for sale	27,516	39,294	109,336	104,420	33,372	121,546
Portfolio loans	5,533,168	5,507,860	5,457,077	3,892,327	5,520,584	3,877,215
Interest-earning assets	6,984,486	6,976,383	6,932,750	4,990,573	6,980,457	4,947,346
Total assets	7,653,541	7,663,899	7,632,019	5,361,074	7,658,691	5,325,723

Non-interest bearing deposits	1,492,251	1,497,136	1,516,233	1,091,696	1,494,680	1,079,405
Interest-bearing deposits	4,619,710	4,568,160	4,434,492	3,258,334	4,594,078	3,254,576
Total deposits	6,111,961	6,065,296	5,950,725	4,350,030	6,088,758	4,333,981
Securities sold under agreements to repurchase	234,282	258,049	294,389	176,721	246,100	171,283
Interest-bearing liabilities	5,176,986	5,175,228	5,126,815	3,628,312	5,176,113	3,608,122
Total liabilities	6,709,410	6,730,137	6,699,840	4,756,186	6,719,716	4,725,547
Stockholders' common equity	944,131	933,762	932,179	604,888	938,975	600,176
Tangible stockholders' common equity[3]	639,752	626,794	622,952	485,244	633,309	479,927

PERFORMANCE RATIOS
Return on average assets[4]	1.30%	1.16%	0.64%	1.23%	1.23%	1.20%
Return on average common equity[4]	10.56%	9.52%	5.23%	10.93%	10.05%	10.63%
Return on average tangible common equity[3,4]	15.59%	14.18%	7.83%	13.62%	14.90%	13.30%
Net interest margin[4,5]	3.51%	3.52%	3.68%	3.47%	3.51%	3.50%
Efficiency ratio[6]	54.70%	59.66%	58.69%	56.31%	57.17%	57.56%
Non-interest revenue as a % of total revenues[2]	27.27%	27.34%	27.20%	32.14%	27.31%	31.73%

[1]Results are unaudited
[2]Revenues consist of net interest income plus non-interest income, net of security gains and losses
[3]Average tangible stockholders' common equity is defined as average common equity less average goodwill and intangibles, see "Non-GAAP Financial Information" below for reconciliation
[4]Annualized, see "Non-GAAP Financial Information" below for reconciliation
5On a tax-equivalent basis, assuming an income tax rate of 26% for 2018 and 35% for 2017
[6] Net of security gains and losses and intangible expenses, see "Non-GAAP Financial Information" below for reconciliation

Condensed Consolidated Balance Sheets[1]	As of
(dollars in thousands, except per share data)	June 30,	March 31,	December 31,	June 30,
	2018	2018	2017	2017
Assets
Cash and cash equivalents	$230,730	$367,525	$353,272	$294,100
Investment securities	1,384,807	1,286,136	1,321,610	854,983

Loans held for sale	33,974	29,034	94,848	168,415

Commercial loans	4,076,253	4,061,181	4,030,821	2,828,261
Retail real estate and retail other loans	1,479,034	1,470,272	1,488,679	1,092,203
Portfolio loans	$5,555,287	$5,531,453	$5,519,500	$3,920,464

Allowance for loan losses	(53,305)	(52,649)	(53,582)	(49,201)
Premises and equipment	119,835	118,985	116,913	79,498
Goodwill and other intangibles	303,407	304,897	308,073	118,887
Other assets	200,809	193,365	200,006	144,221
Total assets	$7,775,544	$7,778,746	$7,860,640	$5,531,367

Liabilities & Stockholders' Equity
Non-interest bearing deposits	$1,496,671	$1,651,333	$1,597,421	$1,105,041
Interest-bearing checking, savings, and money market deposits	3,192,735	3,270,963	3,192,382	2,567,525
Time deposits	1,474,506	1,408,878	1,336,162	721,646
Total deposits	$6,163,912	$6,331,174	$6,125,965	$4,394,212

Securities sold under agreements to repurchase	240,109	235,311	304,566	178,597
Short-term borrowings	150,000	-	220,000	50,000
Long-term debt	154,125	154,122	154,119	178,373
Junior subordinated debt owed to unconsolidated trusts	71,081	71,044	71,008	70,938
Other liabilities	39,135	44,949	49,979	46,132
Total liabilities	$6,818,362	$6,836,600	$6,925,637	$4,918,252
Total stockholders' equity	$957,182	$942,146	$935,003	$613,115
Total liabilities & stockholders' equity	$7,775,544	$7,778,746	$7,860,640	$5,531,367

Share Data
Book value per common share	$19.62	$19.34	$19.21	$16.03
Tangible book value per common share[2]	$13.40	$13.09	$12.88	$12.92
Ending number of common shares outstanding	48,776	48,717	48,685	38,248

[1] Results are unaudited except for amounts reported as of December 31, 2017
[2] Total common equity less goodwill and intangibles divided by shares outstanding as of period end, see "Non-GAAP Financial Information" below for reconciliation

Condensed Consolidated Statements of Operations[1]
(dollars in thousands, except per share data)
	For the		For the
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Interest and fees on loans held for sale and portfolio loans	$62,290	$41,236	$123,250	$81,833
Interest on investment securities	8,035	4,773	15,708	9,103
Total interest income	$70,325	$46,009	$138,958	$90,936

Interest on deposits	6,904	2,163	12,891	4,207
Interest on short-term borrowings	829	231	1,646	401
Interest on long-term debt	1,406	628	2,763	741
Interest on junior subordinated debt owed to unconsolidated trusts	814	621	1,529	1,208
Total interest expense	$9,953	$3,643	$18,829	$6,557

Net interest income	$60,372	$42,366	$120,129	$84,379
Provision for loan losses	2,258	500	3,266	1,000
Net interest income after provision for loan losses	$58,114	$41,866	$116,863	$83,379

Trust fees	6,735	5,827	14,249	12,017
Commissions and brokers' fees, net	883	751	1,979	1,473
Fees for customer services	7,290	6,095	14,236	12,081
Remittance processing	3,566	2,859	6,958	5,704
Mortgage revenue	1,573	2,770	3,216	4,904
Security gains (losses), net	160	(4)	160	853
Other	2,595	1,764	4,490	3,044
Total non-interest income	$22,802	$20,062	$45,288	$40,076

Salaries, wages and employee benefits	25,472	20,061	54,291	41,951
Net occupancy expense of premises	3,689	3,126	7,510	6,311
Furniture and equipment expense	1,790	1,719	3,703	3,338
Data processing	4,030	3,306	8,375	6,235
Amortization of intangible assets	1,490	1,182	3,005	2,389
Other	10,834	7,374	21,461	14,163
Total non-interest expense	$47,305	$36,768	$98,345	$74,387

Income before income taxes	$33,611	$25,160	$63,806	$49,068
Income taxes	8,749	8,681	17,027	17,419
Net income	$24,862	$16,479	$46,779	$31,649

Per Share Data
Basic earnings per common share	$0.51	$0.43	$0.96	$0.83
Diluted earnings per common share	$0.51	$0.43	$0.95	$0.82
Diluted average common shares outstanding	49,224	38,752	49,203	38,746

[1] Results are unaudited

Balance Sheet Growth:  At June 30, 2018, portfolio loans were $5.555 billion, an increase of $23.8 million from $5.531 billion as of March 31, 2018 and an increase of $1.635 billion from the $3.920 billion as of June 30, 2017.  Second quarter 2018 commercial loan growth was $15.1 million and retail growth was $8.7 million over the first quarter of 2018. The balance of loans held for sale at June 30, 2018 was $34.0 million compared to $29.0 million at March 31, 2018 and $168.4 million at June 30, 2017, reflecting the realignment of mortgage origination resources discussed below. Average portfolio loans increased 42.2% to $5.533 billion for the second quarter of 2018 compared to $3.892 billion for the second quarter of 2017, and increased 0.5% from the $5.508 billion for the first quarter of 2017.
Average interest-earning assets for the three months ended June 30, 2018 increased to $6.984 billion compared to $6.976 billion for the three months ended March 31, 2018 and $4.991 billion for the three months ended June 30, 2017.  Average interest-earning assets for the first six months of 2018 increased to $6.980 billion from $4.947 billion in the same period of 2017, a 41.1% increase.

Total deposits were $6.164 billion at June 30, 2018, a decrease from $6.331 billion at March 31, 2018 but an increase of 40.3% from $4.394 billion at June 30, 2017.  The Company remains funded primarily through core deposits with significant market share in core Illinois markets.

Net Interest Margin and Net Interest Income: Net interest income of $60.4 million in the second quarter of 2018 increased from $59.8 million in the first quarter of 2018 and $42.4 million in the second quarter of 2017.  Net interest income for the first half of 2018 was $120.1 million compared to $84.4 million in the same period of 2017, a 42.4% increase.  Net purchase accounting accretion and amortization included in interest income and interest expense was $3.0 million for the second quarter of 2018, a decrease from $3.4 million for the first quarter of 2018 and an increase from $1.6 million for the second quarter of 2017.  Net purchase accounting accretion and amortization included in interest income and interest expense for the first six months of 2018 was $6.4 million and $3.5 million for the same period of 2017.

Net interest margin decreased to 3.51% for the second quarter of 2018, compared to 3.52% for the first quarter of 2018 and an increase from 3.47% for the second quarter of 2017.  Net of purchase accounting accretion and amortization, net interest margin for the second quarter of 2018 was 3.34%, an increase from 3.32% for the first quarter of 2018 and steady with the second quarter of 2017. Net interest margin for the first six months of 2018 was 3.51% compared to 3.50% for the first six months of 2017.  Net of purchase accounting accretion and amortization, net interest margin for the first six months of 2018 was 3.33%, a decrease from 3.36% for the same period of 2017.

Asset Quality:  As of June 30, 2018, non-performing loans decreased to $26.4 million, compared to $33.6 million as of March 31, 2018, and increased from $20.1 million as of June 30, 2017. Non-performing loans were 0.47% of total portfolio loans as of June 30, 2018, compared to 0.61% as of March 31, 2018 and 0.51% as of June 30, 2017.

The Company recorded net charge-offs of $1.6 million for the second quarter of 2018, a decrease compared to $1.9 million for the first quarter of 2018, and an increase compared to net recoveries of $0.3 million for the second quarter of 2017.  The allowance for loan loss as a percentage of portfolio loans was 0.96% at June 30, 2018 as compared to 0.95% at March 31, 2018 and 1.25% at June 30, 2017. As a result of acquisitions, the Company is holding acquired loans that are carried net of a fair value adjustment for credit and interest rate marks and are only included in the allowance calculation to the extent that the reserve requirement exceeds the fair value adjustment.  The Company recorded provision for loan losses of $2.3 million in the second quarter of 2018, compared to $1.0 million in the first quarter of 2018 and $0.5 million in the second quarter of 2017. The Company recorded provision for loan losses of $3.3 million in the first six months of 2018 and $1.0 million in the first six months of 2017.

Asset Quality[1]	As of and for the Three Months Ended
(dollars in thousands)	June 30,	March 31,	December 31,	June 30,
	2018	2018	2017	2017

Portfolio loans	$5,555,287	$5,531,453	$5,519,500	$3,920,464
Non-performing loans
Non-accrual loans	25,215	32,588	24,624	18,935
Loans 90+ days past due	1,142	995	2,741	1,123
Non-performing loans, segregated by geography
Illinois/ Indiana	21,534	28,743	23,093	16,655
Missouri	3,338	3,641	2,964	2,614
Florida	1,485	1,199	1,308	789
Loans 30-89 days past due	10,017	9,506	12,897	6,953
Other non-performing assets	3,694	1,001	1,283	480
Non-performing assets to portfolio loans and non-performing assets	0.54%	0.63%	0.52%	0.52%
Allowance as a percentage of non-performing loans	202.24%	156.77%	195.80%	245.29%
Allowance for loan losses to portfolio loans	0.96%	0.95%	0.97%	1.25%
Net charge-offs (recoveries)	$1,602	$1,941	$262	$(259)
Provision for loan losses	2,258	1,008	2,809	500

[1] Results are unaudited except for amounts reported as of December 31, 2017

Fee-based Businesses:  Revenues from trust fees, commissions and brokers' fees, and remittance processing activities represented 49.0% of the Company's non-interest income for the quarter ended June 30, 2018, providing a balance to revenue from traditional banking activities. Two of the Company's acquisitions, Pulaski Financial Corp. and First Community, had no legacy fee income in these businesses; therefore, the addition of these fee-based service offerings in these acquired bank markets is expected to continue providing attractive growth opportunities in future periods.

Trust fees and commissions and brokers' fees of $7.6 million for the second quarter of 2018 decreased from $8.6 million for the first quarter of 2018 and increased from $6.6 million for the second quarter of 2017. Trust fees and commissions and brokers' fees increased to $16.2 million for the first six months of 2018 compared to $13.5 million for the first six months of 2017.  Net income from the wealth management segment decreased to $2.3 million for the second quarter of 2018 compared to $2.8 million for the first quarter of 2018 and increased from $1.7 million from the first quarter of 2017.  Net income from the wealth management segment for the six months ended June 30, 2018 was $5.1 million compared to $3.5 million for the same period of 2017, a 43.4% increase. Market expansion resulting from the South Side acquisition and strong performance from Busey Ag Services, a wealth management division of Busey Bank, contributed to the year-to-date positive results.  Busey Wealth Management ended the second quarter of 2018 with $7.014 billion in assets under care, an increase from $6.910 billion as of March 31, 2018 and $5.600 billion as of June 30, 2017.

Remittance processing revenue, from the Company's subsidiary FirsTech, Inc., of $3.6 million for the second quarter of 2018 increased 5.1%, from $3.4 million for the first quarter of 2018 and 24.7% from $2.9 million in the second quarter of 2017.  Remittance processing revenue for the six months ended June 30, 2018 was $7.0 million, an increase of 22.0%, compared to $5.7 million during the same period of 2017.  FirsTech's, the remittance processing segment's, net income was $1.0 million for the second and first quarter of 2018, an increase from $0.5 million for the second quarter of 2017. The positive 2018 results are a reflection of new customer activity and volume increases from existing customers.

Mortgage revenue of $1.6 million in the second and first quarter of 2018 decreased from $2.8 million for the second quarter of 2017, reflecting the realignment of mortgage origination resources to the Company's current markets through the sale of certain mortgage locations in the fourth quarter of 2017.  Mortgage revenue for the first six months of 2018 was $3.2 million, a decrease from $4.9 million in the same period of 2017.

Operating Efficiency:  The efficiency ratio, inclusive of acquisition and restructuring costs, of 54.70% for the quarter ended June 30, 2018 decreased from 59.66% for the quarter ended March 31, 2018 and 56.31% for the quarter ended June 30, 2017, as the company sees greater operating efficiencies from the recent integrations.  The efficiency ratio for the first six months of 2018 was 57.17% compared to 57.56% for the first six months of 2017. The adjusted efficiency ratio2 was 53.56% for the quarter ended June 30, 2018, 55.41% for the quarter ended March 31, 2018, and 55.76% for the quarter ended June 30, 2017.  The Company remains consistently focused on expense discipline.

Specific areas of operating performance are as follows:

• Salaries, wages and employee benefits decreased to $25.5 million in the second quarter of 2018, compared to $28.8 million in the first quarter of 2018, but increased compared to $20.1 million in the second quarter of 2017.  In the first six months of 2018, salaries, wages and employee benefits increased to $54.3 million compared to $42.0 million for the same period of 2017. The recent acquisitions added to the Company's headcount and the Company recorded total restructuring costs of $1.7 million in the first quarter of 2018.

• Data processing expense in the second quarter of 2018 decreased to $4.0 million, compared to $4.3 million in the first quarter of 2018, but increased compared to $3.3 million in the second quarter of 2017. In the first six months of 2018, data processing expense increased to $8.4 million compared to $6.2 million for the same period of 2017.  Variances are largely related to deconversion expenses related to acquisitions.

• Other operating expenses increased to $10.8 million in the second quarter of 2018, compared to $10.6 million in the first quarter of 2018 and $7.4 million in the second quarter of 2017 across multiple categories. In the first six months of 2018, other operating expenses increased to $21.5 million compared to $14.2 million for the same period of 2017.

Capital Strength:  The Company's strong capital levels, coupled with its earnings, have allowed it to provide a steady return to its stockholders through dividends.  The Company will pay a cash dividend on July 27, 2018 of $0.20 per common share to stockholders of record as of July 20, 2018.  The Company has consistently paid dividends to its common stockholders since the bank holding company was organized in 1980.

As of June 30, 2018, First Busey continued to exceed the capital adequacy requirements necessary to be considered "well-capitalized" under applicable regulatory guidelines.  The Company's tangible stockholders' common equity3 ("TCE") increased to $663.1 million at June 30, 2018, compared to $646.9 million at March 31, 2018 and $500.7 million at June 30, 2017. TCE represented 8.86% of tangible assets at June 30, 2018 compared to 8.64% at March 31, 2018 and 9.24% at June 30, 2017.4

2Adjusted efficiency ratio, a Non-GAAP financial measure, see "Non-GAAP Financial Information" below for reconciliation
3Tangible stockholders' common equity, see "Non-GAAP Financial Information" below for reconciliation
4Tangible assets, see "Non-GAAP Financial Information" below for reconciliation

Corporate Profile

As of June 30, 2018, First Busey Corporation (Nasdaq: BUSE) was a $7.8 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, the wholly-owned bank subsidiary with total assets of $7.8 billion as of June 30, 2018, is headquartered in Champaign, Illinois and has forty-four banking centers serving Illinois, thirteen banking centers in the St. Louis, Missouri metropolitan area, five banking centers serving southwest Florida and a banking center in Indianapolis, Indiana.  Trevett Capital Partners, a wealth management division of Busey Bank, provides asset management, investment and fiduciary services to high net worth clients in southwest Florida. The wealth management professionals of Trevett Capital Partners can be reached through trevettcapitalpartners.com.

Busey Bank was named among Forbes' 2018 Best-In-State Banks—one of five in Illinois and 124 from across the country, equaling 2.2% of all banks, recognized solely by customers. Best-In-State Banks are awarded for exceptional customer experiences as determined by a survey sample of 25,000+ people across the U.S. who rated banks on trust, terms and conditions, branch services, digital services and financial advice.

Busey Bank owns a retail payment processing subsidiary, FirsTech, Inc., which processes approximately 28 million transactions per year using online bill payment, lockbox processing and walk-in payments at its 4,000 agent locations in 43 states.  More information about FirsTech, Inc. can be found at firstechpayments.com.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation.  Through Busey Trust Company, Busey Wealth Management provides asset management, investment and fiduciary services to individuals, businesses and foundations.  As of June 30, 2018, Busey Wealth Management's assets under care were approximately $7.0 billion.

For more information about us, visit www.busey.com.

Contacts:

Robin N. Elliott, Chief Operating Officer & Chief Financial Officer, 217-365-4120

Jennifer L. Simons, Chief Accounting Officer, 217-365-4309

Non-GAAP Financial Information

This press release contains certain financial information determined by methods other than GAAP. These measures include adjusted net income, adjusted return on average assets, adjusted net interest margin, adjusted efficiency ratio, tangible common equity, tangible common equity to tangible assets and return on average common equity. Management uses these non-GAAP measures, together with the related GAAP measures, in analysis of the Company's performance and in making business decisions. Management also uses these measures for peer comparisons.
A reconciliation to what management believes to be the most direct compared GAAP financial measures – net income in the case of adjusted net income and adjusted return on average assets, total net interest income, total non-interest income and total non-interest expense in the case of adjusted efficiency ratio, total stockholders' equity in the case of the tangible book value per share – appears below.  The Company believes the adjusted measures are useful for investors and management to understand the effects of certain non-interest items and provides additional perspective on the Company's performance over time as well as comparison to the Company's peers.
These non-GAAP disclosures have inherent limitations and are not audited.  They should not be considered in isolation or as a substitute for the results reported in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Tax effected numbers included in these non-GAAP disclosures are based on estimated statutory rates.

Reconciliation of Non-GAAP Financial Measures – Adjusted Net Income and Return on Average Assets
(dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net income	$24,862	$21,917	$16,479	$46,779	$31,649
Acquisition expenses
Salaries, wages and employee benefits	-	1,233	-	1,233	-
Data processing	34	372	81	406	86
Other (includes professional and legal)	107	1,950	266	2,057	1,017
Other restructuring costs
Salaries, wages and employee benefits	-	417	-	417	215
Fixed asset impairments	817	-	-	817	-
Related tax benefit	(230)	(967)	(139)	(1,197)	(486)
Adjusted net income	$25,590	$24,922	$16,687	$50,512	$32,481

Average total assets	$7,653,541	$7,663,899	$5,361,074	$7,658,691	$5,325,723

Reported: Return on average assets[1]	1.30%	1.16%	1.23%	1.23%	1.20%
Adjusted: Return on average assets [1]	1.34%	1.32%	1.25%	1.33%	1.23%

[1] Annualized measure

Reconciliation of Non-GAAP Financial Measures – Adjusted Net Interest Margin
(dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017

Reported: Net interest income	$60,372	$59,757	$42,366	$120,129	$84,379
Tax-equivalency adjustment	742	764	762	1,506	1,475
Less: Purchase accounting amortization	(3,015)	(3,410)	(1,630)	(6,425)	(3,481)
Adjusted: Net interest income	$58,099	$57,111	$41,498	$115,210	$82,373

Average interest-earning assets	$6,984,486	$6,976,383	$4,990,573	$6,980,457	$4,947,346

Reported: Net interest margin[1]	3.51%	3.52%	3.47%	3.51%	3.50%
Adjusted: Net Interest margin[1]	3.34%	3.32%	3.34%	3.33%	3.36%

[1] Annualized measure

Reconciliation of Non-GAAP Financial Measures – Adjusted Efficiency Ratio
(dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Reported: Net Interest income	$60,372	$59,757	$42,366	$120,129	$84,379
Tax-equivalency adjustment	742	764	762	1,506	1,475
Tax equivalent interest income	$61,114	$60,521	$43,128	$121,635	$85,854

Reported: Non-interest income	22,802	22,486	20,062	45,288	40,076
Less: Security gain (loss), net	160	-	(4)	160	853
Adjusted: Non-interest income	$22,642	$22,486	$20,066	$45,128	$39,223

Reported: Non-interest expense	47,305	51,040	36,768	98,345	74,387
Less:
Amortization	(1,490)	(1,515)	(1,182)	(3,005)	(2,389)
Non-operating adjustments:
Salaries, wages and employee benefits	-	(1,650)	-	(1,650)	-
Data processing	(34)	(372)	(81)	(406)	(86)
Other	(924)	(1,505)	(266)	(2,429)	(1,232)
Adjusted: Non-interest expense	$44,857	$45,998	$35,239	$90,855	$70,680

Reported: Efficiency ratio	54.70%	59.66%	56.31%	57.17%	57.56%
Adjusted: Efficiency ratio	53.56%	55.41%	55.76%	54.48%	56.51%

Reconciliation of Non-GAAP Financial Measures – Tangible common equity to tangible assets, Tangible book value per share, Return on average tangible common equity
(dollars in thousands, except per share data)

	As of
	June 30, 2018	March 31, 2018	June 30, 2017

Total assets	$7,775,544	$7,778,746	$5,531,367
Less:
Goodwill and other intangible assets, net	(303,407)	(304,897)	(118,887)
Tax effect of goodwill and other intangible assets, net	9,288	9,675	6,435
Tangible assets	$7,481,425	$7,483,524	$5,418,915

Total stockholders' equity	957,182	942,146	613,115
Less:
Goodwill and other intangible assets, net	(303,407)	(304,897)	(118,887)
Tax effect of goodwill and other intangible assets, net	9,288	9,675	6,435
Tangible stockholders' equity	$663,063	$646,924	$500,663

Tangible common equity to tangible assets[1]	8.86%	8.64%	9.24%
Tangible book value per share	$13.40	$13.08	$12.92

	Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017
Average stockholders' common equity	$944,131	$933,762	$604,888
Less: Average goodwill and intangibles, net	(304,379)	(306,968)	(119,644)
Average tangible stockholders' common equity	$639,752	$626,794	$485,244

Reported: Return on average tangible common equity[2]	15.59%	14.18%	13.62%
Adjusted: Return on average tangible common equity[2,3]	16.04%	16.13%	13.79%

Return on average common equity[2]	10.56%	9.52%	10.93%

	Six Months Ended
	June 30, 2018	June 30, 2017
Average stockholders' common equity	$938,975	$600,176
Less: Average goodwill and intangibles, net	(305,666)	(120,249)
Average tangible stockholders' common equity	$633,309	$479,927

Reported: Return on average tangible common equity[2]	14.90%	13.30%
Adjusted: Return on average tangible common equity[2,3]	16.08%	13.65%

Return on average common equity[2]	10.05%	10.63%

[1] Tax-effected measure
[2] Annualized measure
[3] Calculated using adjusted net income

Special Note Concerning Forward-Looking Statements

Statements made in this report, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and we undertake no obligation to update any statement in light of new information or future events.  A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements.  These factors include, among others, the following: (i) the strength of the local, national and international economy; (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of current and/or future acquisitions, which may include, failure to realize the anticipated benefits of any acquisition and the possibility that transaction costs may be greater than anticipated; (x) unexpected outcomes of existing or new litigation involving the Company;  (xi) changes in accounting policies and practices; and (xii) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect its financial results, is included in the Company's filings with the Securities and Exchange Commission.